Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE:

Contact: Richard J. Stimel, FHLBank Pittsburgh, 412-288-7351, rich.stimel@fhlb-pgh.com

FHLBank Pittsburgh Announces Full Year and Fourth Quarter Financial Results

PITTSBURGH, February 21, 2019—The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh or the Bank) today announced unaudited financial results for full year and fourth quarter 2018. The Bank recorded net income of $347.2 million for the year 2018 and $78.2 million for the fourth quarter. The Board of Directors declared dividends of 7.75 percent annualized on activity stock and 4.5 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on February 22, 2019.

Highlights for 2018 include:

•	Net income of $347.2 million, highest in the Bank’s 86-year history

•	Advances at $82.5 billion, highest ever

•	Total assets of $107.5 billion

•	Retained earnings at $1.3 billion, highest ever

•	Contribution of $38.7 million to the Affordable Housing Program (AHP), highest in AHP’s 28-year history

“The activity of FHLBank Pittsburgh’s membership and the efforts of our employees to support those members have generated a year of record performance for our organization,” said Winthrop Watson, president and chief executive officer. “2018 represents our most successful year ever in key financial and product measures, including net income, advances, contributions to the Affordable Housing Program and retained earnings. These results further strengthen our ongoing mission to assure the flow of credit to our members in support of housing finance, community lending, and economic growth.”

Operating Results

The Bank’s net income for 2018 totaled $347.2 million, compared to $339.6 million for 2017. This $7.6 million increase was primarily driven by higher net interest income, partially offset by lower total other noninterest income. Net interest income was $470.1 million for 2018, an increase of $34.6 million compared to $435.5 million in 2017. Higher net interest income was primarily due to a rising interest rate environment. Noninterest income in 2018 was $11.0 million, a $21.2 million decrease compared to $32.2 million in 2017. Lower noninterest income was primarily due to net losses on investment securities and net losses on derivatives and hedging activities. Performance in 2018 allowed the Bank to set aside $38.7 million for affordable housing programs.

For the fourth quarter of 2018, net income was $78.2 million, a decrease of $2.7 million compared to $80.9 million in the fourth quarter of 2017.

Balance Sheet Highlights

At December 31, 2018, total assets were $107.5 billion, an increase of $7.8 billion from $99.7 billion at December 31, 2017. The increase was primarily due to higher advances. Advances totaled $82.5 billion at year-end 2018 compared to $74.3 billion at year-end 2017. Total capital at December 31, 2018, was $5.4 billion, up from $4.9 billion at December 31, 2017. Total retained earnings at December 31, 2018 were $1.3 billion, compared to $1.2 billion at December 31, 2017. Total retained earnings at December 31, 2018, included $351.9 million of restricted retained earnings, compared with $282.5 million of restricted retained earnings at December 31, 2017. At December 31, 2018, FHLBank Pittsburgh had total regulatory capital of $5.3 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 7.75 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 4.5 percent. These dividends will be calculated on stockholders’ average balances during the period October 1, 2018, to December 31, 2018, and credited to stockholders’ accounts on February 22, 2019.

Detailed financial information regarding 2018 results will be available in FHLBank Pittsburgh’s 2018 Annual Report on Form 10-K, which the Bank anticipates filing on March 7, 2019.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and growth in all economic cycles.

This document contains “forward-looking statements”—that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to MBS; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

Unaudited Condensed Statements of Condition and Income

(in millions)

Condensed Statement of Condition	December 31, 2018	December 31, 2017
ASSETS:
Cash and due from banks	$127.6	$3,415.0
Investments	20,076.6	17,757.1
Advances	82,475.5	74,279.8
Mortgage loans held for portfolio	4,461.6	3,923.1
All other assets	401.5	288.0

Total assets	$107,542.8	$99,663.0

LIABILITIES:
Consolidated obligations, net	$101,195.2	$93,727.0
All other liabilities	971.3	1,008.5

Total liabilities	102,166.5	94,735.5

CAPITAL:
Capital stock	4,027.3	3,658.7
Retained earnings	1,275.9	1,157.9
Accumulated other comprehensive income	73.1	110.9

Total capital	5,376.3	4,927.5

Total liabilities and capital	$107,542.8	$99,663.0

	For the three months ended December 31,		For the year ended December 31,
Condensed Statement of Income	2018	2017	2018	2017
Total interest income	$660.5	$403.4	$2,261.4	$1,453.7
Total interest expense	537.2	295.9	1,791.3	1,018.2

Net interest income	123.3	107.5	470.1	435.5
Provision for credit losses	0.3	0.2	3.1	0.2
Gains (losses) on investments	4.7	(5.2)	(9.7)	2.7
Gains (losses) on derivatives and hedging	(20.5)	5.0	(4.5)	4.6
All other income	5.5	6.2	25.2	24.9
All other expense	25.8	23.4	92.1	90.1

Income before assessments	86.9	89.9	385.9	377.4
AHP assessment	8.7	9.0	38.7	37.8

Net income	$78.2	$80.9	$347.2	$339.6

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